EXHIBIT 10.2

MUTUAL SETTLEMENT AND RELEASE AGREEMENT

This Mutual Settlement and Release Agreement is entered into by and between Data Center 101, LLC (hereinafter referred to as “Data Center”) and iBeam Solutions, LLC (hereinafter referred to as “iBeam”) on or about December , 2009.

RECITALS

A.           WHEREAS, Data Center and iBeam entered into a Lease Agreement on or about February 10, 2009; and B.

B.           WHEREAS, iBeam commenced an action on or about July 15, 2009 in the Franklin County, Ohio Common Pleas Court styled iBeam Solutions, LLC v. Data Center 101, LLC, being Case No.: 09CVH 07 10535 on the docket of said court alleging the February 10, 2009 contract was void, that Data Center committed fraud, and also asking for punitive damages from Data Center. Data Center filed a Counterclaim on July 20, 2009 alleging, inter alia, that iBeam breached the contract in question.

C.           WHEREAS, the parties to this Agreement desire to enter into a mutually beneficial settlement to provide for certain payments in full settlement and discharge of all claims which are or might have been the subject of the Complaint in Case No.: 09CVH 07 10535 in the Franklin County, Ohio Common Pleas Court on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth in this Agreement and other good and valuable consideration which the Parties have received and agree is sufficient, the Parties covenant and agree as follows:

1.           FOR AND IN CONSIDERATION of the payment of all sums paid to date by iBeam to Data Center in whatever amount and for whatever purpose, all of which shall be retained by Data Center, and on behalf of all and each of its heirs, beneficiaries, next of kin, executors, administrators, successors and assigns of Data Center, Data Center hereby releases and forever discharges iBeam, and all related and affiliated companies and all other persons, individuals, firms, organizations, corporations, entities, associations or governments in them, or their executors, administrators, successors, assigns, directors, officers, agents, employees and insurers, and each of them, of and from any and all claims, demands, damages, actions and causes of action of every kind, known or unknown, including, without limitation, any and all claims for damages owed to Data Center and/or all related and affiliated companies, agents, employees, successors and assigns arising out of Data Center’s contract with iBeam, and including but not limited to, those claims which are pleaded or could have been pleaded in the Franklin County, Ohio Common Pleas Court, Case 09CVH 07 10535, entitled iBeam Solutions, LLC v. Data Center 101, LLC.

2.           For and in consideration of the promises made herein, on behalf of iBeam, and on behalf of all and each of its heirs, beneficiaries, next of kin, executors, administrators, insurers, successors, and assigns of iBeam, iBeam hereby releases and forever discharges Data Center and all related and affiliated companies and all other persons, individuals, firms, organizations, corporations, entities, associations or governments in them, or their executors, administrators, successors, assigns, directors, officers, agents, employees and insurers, and each of them, of and from any and all claims, demands, damages, actions and causes of action of every kind, known or unknown, including without limitation, any and all claims for damages owed to iBeam and/or all related and affiliated companies, agents, employees, successors and assigns, arising out of iBeam’s contract with Data Center, and including but not limited to, those claims which are pleaded or could have been pleaded in Franklin County, Ohio Common Pleas Court, Case No.: 09CVH 07 10535 entitled iBeam Solutions, LLC v. Data Center 101, LLC.

3.           Data Center and iBeam each hereby certify that the relationship listed below the respective signatures are true and correct.

4.           In further consideration of the sums mentioned above and promises made as part of this Agreement, the undersigned agree as follows:

A.           The sum set forth above and promises made herein are the entire and only consideration of this Mutual Settlement and Release Agreement and each party shall bear his, her, or its own attorneys’ fees, costs and expenses. The court costs incurred in the Franklin County, Ohio Common Pleas Court, if any, are to be paid by the party that incurred them.

B.           It is intended by iBeam and Data Center, and each of them, that this Mutual Settlement and Release Agreement shall be complete and shall not be subject to any claim of mistake of fact or law by Data Center or iBeam, and that it expresses a full and complete settlement of liability claimed and denied, as against iBeam or Data Center and, regardless of the adequacy or inadequacy of the amount paid and/or other consideration referred to herein, this Mutual Settlement and Release Agreement is intended to avoid litigation and to be final and complete.

C.           This Mutual Settlement and Release Agreement is the result of a compromise of disputed claims and shall never at any time for any purpose be considered as an admission of liability or responsibility of the parties hereby released, who continue to deny such liability and to disclaim such responsibility.

D.           A division, if any, of the sums mentioned in this Mutual Settlement and Release Agreement between Data Center or iBeam and/or anyone else shall in no way affect the validity of this Mutual Settlement and Release Agreement.

E.           This settlement is intended to, and Data Center and iBeam warrant that they will, dispose of all liability of each other, and each of them, their heirs and assigns, and to any other person or entity, that might now or in the future have a claim as a result of any damages to or claims made by Data Center and/or iBeam.

5.           Concurrently with the execution of this Mutual Settlement and Release Agreement, counsel for Data Center has delivered to counsel for iBeam a Dismissal Entry with prejudice of the actions described in paragraphs “B” and “1” above and all claims and counterclaims that are a part thereof. iBeam has authorized its attorney(s) to execute said Dismissal Entry on its behalf and hereby authorizes counsel for Data Center to file said Dismissal Entry with the Court and enter same as a matter of record.

6.           Data Center agrees and acknowledges that it will accept payment of the sums as specified in this Mutual Settlement and Release Agreement as a full and complete compromise of matters involving disputed issues; that neither payment of the sums by iBeam or its insurers, or its assignee, nor the negotiations for this settlement (including all statements, admissions or communications) by iBeam and its insurers and its attorneys or representatives shall be considered admissions by them; and that no past or present wrongdoing on the part of iBeam shall be implied by such payment or negotiations.

7.           iBeam agrees and acknowledges that it will accept payment of the sums as specified in this Mutual Settlement and Release Agreement as a full and complete compromise of matters involving disputed issues; that neither payment of the sums by Data Center or its insurers, or its assignee, nor the negotiations for this settlement (including all statements, admissions or communications) by Data Center and its insurers and its attorneys or representatives shall be considered admissions by them; and that no past or present wrongdoing on the part of Data Center shall be implied by such payment or negotiations.

8.           This Mutual Settlement and Release Agreement contains the entire agreement between and among the parties hereto with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the executors, administrators, personal representatives, heirs, successors and assigns of each.

9.           This Mutual Settlement and Release Agreement is entered into in the State of Ohio and shall be construed and interpreted in accordance with its laws.

10.           For the purpose of this Mutual Settlement and Release Agreement, the masculine, feminine and neuter gender, in the singular and plural number, shall be deemed to include the others whenever the context so indicates.

11.           The Parties hereto agree that confidentiality about the terms of this Agreement and the payments made in settlement are an essential condition to, and an integral part of, this Agreement. The Parties agree to keep and hold confidential the terms of this Agreement and the payment made in settlement and shall not publicize, communicate or disclose to any person, corporation or entity any information concerning the terms of this Agreement and the payments made in settlement unless and except as required by law or authorized in advance by a court of competent jurisdiction. Notwithstanding the provisions of this Agreement, the Parties may disclose the amount of the settlement to their accountants and auditors if and only to the extent required for financial accounting purposes. Said accountants and auditors shall be bound by the confidentiality requirements of this Agreement. This Agreement shall be deemed to be a confidential document. Its contents shall not be revealed or disclosed to any persons or entities except to their legal counsel and as may be required by law.

12.           In entering into this Mutual Settlement and Release Agreement, iBeam represents that it has relied upon the advice of its attorney(s), who are attorney(s) of its own choice, and that the terms of this Mutual Settlement and Release Agreement have been completely read and explained to them by its attorney(s), and that those terms are fully understood and voluntarily accepted by same.

13.           In entering into this Mutual Settlement and Release Agreement, Data Center represents that it has relied upon the advice of its attorney(s), who are attorney(s) of its own choice, and that the terms of this Mutual Settlement and Release Agreement have been completely read and explained to them by its attorney(s), and that those terms are fully understood and voluntarily accepted by same.

14.           All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that be necessary or appropriate to give full force and effect to the basic terms and intent of this Mutual Settlement Agreement and Release and which are not inconsistent with its terms.

Data Center 101, LLC

Date:	By: Robert C. Moberger Its: Secretary/Treasurer

STATE OF OHIO	:
: SS:
COUNTY OF FRANKLIN	:

On this ______ day of _____________, 2009, before me, a Notary Public, personally appeared Robert C. Moberger, as a duly authorized agent and representative of Data Center 101, LLC to me known to be the person described herein, and who executed the foregoing instrument and she acknowledged that she voluntarily executed same.

My Commission Expires:	Notary Public

iBeam Solutions, LLC

Date:	By: Its:

STATE OF OHIO	:
: SS:
COUNTY OF HAMILTON	:

On this ______ day of _____________, 2009, before me, a Notary Public, personally appeared ________________, as a duly authorized agent and representative of iBeam Solutions, LLC to me known to be the person described herein, and who executed the foregoing instrument and she acknowledged that she voluntarily executed same.

My Commission Expires:	Notary Public